Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	July 26, 2005
Contact:	Anne-Marie Wright, Director of Corporate Communications
Phone:	(801) 208-4167	E-mail: awright@merit.com	Fax: (801) 253-1681

MERIT MEDICAL SYSTEMS REPORTS RECORD REVENUES
FOR SECOND QUARTER 2005

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ:NMS:MMSI), a leading manufacturer and marketer of proprietary disposable accessories used primarily in cardiology and radiology procedures, today reported net income of $4.7 million, or $0.17 per share, on record revenues of $42.4 million, up 9% for its quarter ended June 30, 2005. For the comparable quarter of 2004, the Company reported net income of $5.1 million, or $0.18 per share, on revenues of $38.9 million.

Revenues for the six-month period ended June 30, 2005 were a record $82.7 million, compared with $76.6 million for the same six-month period in 2004, a gain of 8%. Net income for the six-month period ended June 30, 2005 was $8.8 million, or $0.32 per share, compared with $9.4 million, or $0.34 per share in the same period of 2004.

All product categories of Merit’s business contributed to revenue growth in the second quarter of 2005, with catheter sales increasing 22%, custom kit sales rising 8%, inflation device sales growing 5%, and stand-alone device sales going up 3%, compared to the second quarter of 2004. Procedure trays, a new category, contributed 1.8% to sales in the second quarter of 2005.

For the six-month period ended June 30, 2005, the Company’s total sales grew 8%, with catheter sales increasing 14%, custom kit sales rising 7%, inflation device sales growing 5%, and stand-alone device sales going up 4%, compared to the six-month period ended June 30, 2004. Procedure trays, a new category, contributed 1.6% to sales in the first six months of 2005.

“We are pleased to report record sales for the second quarter, as we move forward with investments in new facilities, products and sales personnel,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “We launched two significant products during the second quarter – the Prelude™ sheath introducer and the Viceroy™ inflation device – and are on schedule to introduce five additional products by the end of the year. The completion of our 2005 goals will help to accelerate our revenues and opportunities in the future.”

Gross margins were down to 43.1% of sales in the second quarter of 2005 from 46.3% of sales in the second quarter of 2004, due primarily to Merit’s new procedure tray business in Richmond, Virginia, as well as new facilities and an associated increase in overhead. Gross margins for the first six months of 2005 were 43.2% of sales, a decrease from 45.0% of sales for the comparable period of 2004.

Selling, general and administrative expenses for the second quarter of 2005 were 22.0% of sales, compared with 22.6% of sales in the previous year’s second quarter. Research and development costs during the second quarter of 2005 were 4.1% of sales, compared with 3.3% of sales for the same period last year. Income from operations for the second quarter ended June 30, 2005 was $7.2 million, compared to $7.9 million for the same period of 2004, a decrease of 9%, which can be attributed to an increase in R&D costs and additional staff and expenses to support the launch of new products.

For the six-month period ended June 30, 2005, selling, general and administrative expenses were 23.0% of sales, compared with 22.6% of sales for the first six months of 2004. Research and development costs were 4.0% of sales for the first six months of 2005, compared to 3.2% of sales for the same period of 2004. Income from operations for the first six months of 2005 was $13.4 million, compared to $14.6 million for the same period of 2004, a decrease of 9%.

Merit’s effective tax rates for the second quarter and the six-month period ended June 30, 2005 were 36.0%, compared with 37.2% and 37.0%, respectively, for the comparable periods of 2004.

The Company’s cash on hand was $18.8 million as of June 30, 2005. This cash balance is net of $9.9 million spent during the three months ended June 30, 2005 on building expansions in South Jordan, Utah and Richmond, Virginia.

INCOME STATEMENT

(Unaudited, in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

SALES	$42,405	$38,921	$82,679	$76,583

COST OF SALES	24,145	20,912	46,957	42,141

GROSS PROFIT	18,260	18,009	35,722	34,442

OPERATING EXPENSES
Selling, general and administrative	9,326	8,796	19,033	17,332
Research and development	1,747	1,273	3,294	2,465
Total	11,073	10,069	22,327	19,797

INCOME FROM OPERATIONS	7,187	7,940	13,395	14,645

OTHER INCOME (EXPENSE)
Litigation settlement				100
Interest income	143	133	325	256
Miscellaneous income (expense)	(20)	7	(41)	(9)
Total Other Income - net	123	140	284	347

INCOME BEFORE INCOME TAX EXPENSE	7,310	8,080	13,679	14,992

INCOME TAX EXPENSE	2,629	3,008	4,923	5,545

NET INCOME	$4,681	$5,072	$8,756	$9,447

EARNINGS PER SHARE-
Basic	$0.18	$0.19	$0.33	$0.36

Diluted	$0.17	$0.18	$0.32	$0.34

AVERAGE COMMON SHARES-
Basic	26,725,684	26,301,004	26,616,813	26,183,069

Diluted	27,726,579	27,729,654	27,658,419	27,754,410

BALANCE SHEET

(Unaudited in thousands)

	June 30, 2005	December 31, 2004
ASSETS
Current Assets
Cash and cash equivalents	$18,835	$33,037
Trade receivables, net	21,199	19,724
Employee receivables	114	94
Other receivables	253	63
Inventories	26,715	23,096
Prepaid and other assets	1,243	797
Deferred income tax assets	41	56
Total Current Assets	68,400	76,867

Property and equipment, net	74,385	52,492
Other intangibles, net	2,758	1,990
Goodwill	5,738	5,570
Other assets	1,980	1,822
Note receivable		1,000
Deposits	156	136
Total Assets	$153,417	$139,877

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$4	$7
Trade payables	13,054	10,728
Accrued expenses	8,651	8,467
Advances from employees	274	221
Deferred income tax liabilities	503	227
Income taxes payable	1,578	2,273
Total Current Liabilities	24,064	21,923

Deferred income tax liabilities	2,365	2,580
Long-term debt	5	5
Deferred compensation payable	2,064	1,702
Deferred credits	2,510	2,615
Other liabilities	125
Total Liabilities	31,133	28,825

Stockholders’ Equity
Common stock	45,027	42,559
Retained earnings	77,647	68,891
Accumulated other comprehensive loss	(390)	(398)
Total stockholders’ equity	122,284	111,052

Total Liabilities and Stockholders’ Equity	$153,417	$139,877

CONFERENCE CALL

Merit Medical invites all interested parties to join its officers in its second quarter earnings conference call to be held today, July 26, 2005, at 5:00 p.m. Eastern (4:00 p.m. Central; 3:00 p.m. Mountain; and 2:00 p.m. Pacific). The telephone numbers to call are: (domestic) 800-240-5318 and (international) 303-262-2141.

A live webcast as well as a rebroadcast of the conference call will be available at www.merit.com and www.fulldisclosure.com. To listen to the live broadcast, please enter the site 10-15 minutes prior to the call in order to download any necessary media players. To access the webcast, click on the “CCBN Webcast” logo on the lower right-hand corner of Merit’s home page. The webcast will be archived on both sites. There is no other replay access to the call.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical accessories used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 80 individuals. Merit employs approximately 1,440 people worldwide, with manufacturing facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; Richmond, Virginia; Maastricht, The Netherlands; and Galway, Ireland.

Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2004. Such risks and uncertainties include market acceptance of new products, introduction of products in a timely fashion, product recalls, delays in obtaining regulatory approvals, or the failure to maintain such approvals, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new products and technology that could render our products obsolete, product liability claims, modification or limitation of governmental or private insurance reimbursement, infringement of our technology or the assertion that our technology infringes the rights of other parties, foreign currency fluctuations, challenges associated with the Company’s growth strategy, changes in health care markets related to health care reform initiatives, litigation and other factors referred to in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results may differ materially from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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